SETTLEMENT AGREEMENT AND MUTUAL RELEASE
                     ---------------------------------------

         This Settlement Agreement and Release ( the "Agreement") is made on and entered into as of June 30, 2000, by and between Telenetics Corporation, a California corporation ("Telenetics"), on the one hand, and Drake & Drummond, Inc. ("DDI"), a Nevada corporation, David Markowski, Global Financial Group, Inc. ("GFG"), and Michael Markowski (sometimes collectively "DDI/GFG"), on the other. This Agreement is entered into with reference to the following facts:

                                    RECITALS
                                    --------

         A. On or about August 19, 1999, DDI filed a complaint against Telenetics in the Orange County Superior Court as Case No. 813430 ("Case No. 813430"). Telenetics subsequently filed a cross-complaint against DDI in Case No. 813430. David Markowski is the sole owner of DDI.

         B. On or about May 18, 2000, GFG filed a complaint against Telenetics in the United States District Court for the Southern District of New York as Case No. 00-CIV-3767 ("Case No. 00-CIV-3767"). On July 5, 2000, a thirty-day order to dismiss was entered by the court in Case No. 00-CIV-3767. Michael Markowski is the sole owner of GFG.

         C. Telenetics denies the allegations made by DDI in Case No. 813430 and denies the allegations made by GFG in Case No. 00-CIV-3767, and DDI denies the allegations made by Telenetics in Case No. 813430.

         D. The parties to this Agreement wish to settle all differences between them which arise out of, or which in any way are connected with, any of the claims, allegations, causes of action and/or contentions set forth in Case No 813430 and Case No. 00-CIV-3767, and/or which arise out of, or which in any way are or may be connected with, the past relationship between DDI/GFG, and each of them, on the one hand, and Telenetics, on the other. This Agreement encompasses all claims which Telenetics and DDI/GFG, and each of them, have or may have against any of the other of them, including the claims in Case No 813430 and Case No. 00-CIV-3767, any claims which could have been asserted in Case No 813430 and/or Case No. 00-CIV-3767, and any claims which arise out of, or which in any way are or may be connected with, the past relationships between DDI/GFG, and each of them, on the one hand, and Telenetics, on the other.

         E. Without acknowledging the validity of any other party's rights, claims or defenses in connection with the subject matter of Case No 813430 and Case No. 00-CIV-3767, and in order for the parties to this Agreement to settle all differences between them, and in consideration of the mutual covenants, agreements and promises set forth in this Agreement, and other good and valuable consideration which each of the parties to this Agreement hereby acknowledges receiving, each party to this Agreement agrees as follows:

                                    AGREEMENT
                                    ---------

         1. The foregoing Recitals shall be part of this Agreement.

         2. Telenetics shall issue to DDI/GFG, in the aggregate as to all of them, (1) 50,000 shares (the "Shares") of Telenetics common stock; and (2) five-year warrants (the "Warrants") to purchase 200,000 shares of Telenetics common stock ("Warrant Shares") at an exercise price equal to $5.00 per share. At the request of DDI/GFG, the Shares and the Warrants shall be issued as follows: Web Commerce Corporation, 12,500 Shares; David Markowski, 12,500 Shares and 96,000 Warrants; William VanDercreek, 9,000 Shares; W. Scott Newbern, 8,000 Shares; Howard E. Greenberg, 8,000 Shares; Deborah Picou, 100,000 Warrants; J. Michael Christiansen, 2,000 Warrants; and Douglas C. MacLellan, 2,000 Warrants. Telenetics further agrees to file a registration statement (the "Registration Statement") with the Securities and Exchange Commission ("SEC") on or before August 1, 2000 covering the resale of the Shares and the Warrant Shares, and Telenetics further agrees to use its best efforts to have the Registration Statement declared effective as promptly as practicable after it is filed and to maintain the registration of the Shares and the Warrant Shares until the earlier of (i) one year after the Warrants have been exercised or (ii) the date that the Shares and the Warrant Shares have been sold or may be sold pursuant to Rule 144 or another registration exemption. Telenetics shall promptly provide DDI/GFG with copies of: (i) the Registration Statement as filed; (ii) all comments made by the SEC in response to the filing; and (iii) any correspondence or subsequent filings with the SEC regarding the Registration Statement or comments thereto. The Shares and the Warrant Shares will have what is commonly called "piggyback" rights.

         3. After the execution of this Agreement by all parties and the filing by Telenetics of the Registration Statement with respect to the Shares and Warrant Shares, and provided the Registration Statement becomes effective, DDI shall, within ten days after the Registration Statement becomes effective, file a request for dismissal, with prejudice, in Case No. 813430. GFG agrees that it will not take any steps to attempt to reinstate or refile Case No. 00-CIV-3767 within the thirty-day period pending since Case No. 00-CIV-3767 was dismissed by the court or file any other complaint which raises the same or similar claims as raised in Case No. 00-CIV-3767. In the event the Registration Statement does not become effective, this Agreement shall, at the option of DDI/GFG, become voidable and of no further force and effect, and in that event any consideration received pursuant to this Agreement, including the entirety of the 50,000 Shares and the 200,000 Warrants referred to in paragraph 2, shall be returned to Telenetics. In the event the Registration Statement does not become effective, DDI/GFG shall have up to ten days from being advised in writing that the Registration Statement has not become effective to exercise its option to declare this Agreement void and, in the event the Agreement is declared void, shall have ten days after exercising the option to return any consideration received pursuant to this Agreement, including the entirety of the 50,000 Shares and the 200,000 Warrants referred to in paragraph 2, to Telenetics. The option to declare this Agreement void in the event the Registration Statement does not become effective may be exercised only by DDI, David Markowski, GFG, and Michael Markowski collectively, and not by any one or more of them individually with respect to only a portion of the consideration provided pursuant to this Agreement.

         4. Except for any obligations imposed by this Agreement, DDI/GFG, and each of them, on the one hand, and Telenetics, on the other, and each of their respective attorneys, agents, successors, predecessors, parent companies, affiliated companies, related companies, partners, officers, directors, shareholders, representatives, employees, assigns and heirs, and each of them, past and present, hereby release and forever discharge each other party and each of his or its respective attorneys, agents, successors, predecessors, parent companies, affiliated companies, related companies, partners, officers, directors, shareholders, representatives, employees, assigns and heirs, and each of them, past and present, with respect to any and all claims, demands, liabilities, obligations, debts, attorneys' fees, costs, accounts, actions, or causes of action which any of the parties have or claim to have as of the date of this Agreement, in law or equity, whether known or unknown, which pertain to or which arise out of the facts, circumstances, and/or events which are asserted, or could have been asserted, in Case No. 813430 and/or Case No. 00-CIV-3767, and/or which pertain to, arise out of, or in any way are or may be connected with the past relationships between DDI/GFG, and each of them, on the one hand, and Telenetics, on the other. DDI/GFG, and each of them, warrant to Telenetics, and Telenetics warrants to DDI/GFG, and each of them, that they have no knowledge of any claim or claims that have been or may be filed concerning the same or similar claims as the claims which have been asserted, respectively, by DDI/GFG and Telenetics in Case No. 813430 and Case No. 00-CIV-3767. GFG and Michael Markowski, and each of them, agree to indemnify and defend Telenetics, including with respect to any attorneys' fees and costs, and hold Telenetics harmless from and against any claims asserted by any other persons or entities associated with or affiliated with GFG or Michael Markowski, or either of them, whose rights are derivative of the rights of GFG or Michael Markowski, or either of them, which pertain to or which arise out of the facts, circumstances, relationships, and/or events which are asserted, or could have been asserted, in Case No. 00-CIV-3767. DDI and David Markowski, and each of them, agree to indemnify and defend Telenetics, including with respect to any attorneys' fees and costs, and hold Telenetics harmless from and against any claims asserted by any other persons or entities associated with or affiliated with DDI or David Markowski, or either of them, whose rights are derivative of the rights of DDI or David Markowski, or either of them, which pertain to or which arise out of the facts, circumstances, relationships, and/or events which are asserted, or could have been asserted, in Case No. 813430.

         5. As a condition of this Agreement, and in furtherance of the release provisions set forth in this Agreement, the parties expressly waive any and all rights and benefits conferred upon them by the provisions of section 1542 of the Civil Code of the State of California with respect to any of the matters described or set forth in this Agreement. Section 1542 of the Civil Code of the State of California states:

                  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

         The parties acknowledge that except for matters expressly represented or recited in this Agreement, the facts and law in relation to this matter and the claims released by the terms of this Agreement may turn out to be different from the facts or law as now known to each party and/or his or its agents and/or representatives, including his or its counsel. Each party expressly assumes the risk of the existence of different or presently unknown facts or law and agrees that this Agreement shall in all respects be effective and binding as to each party despite the possibility of the existence of new or different facts or law.

         6. Each of the parties represents and warrants that he or it has not heretofore assigned, transferred or subrogated, or purported to assign, transfer or subrogate, to any person or entity, any of the claims released in this Agreement. Each of the parties agrees that he or it shall indemnify each of the other parties, including with respect to any attorneys' fees and costs, and hold each of the other parties harmless from and against any claims based on or arising from any such assignment, transfer or subrogation, or any attempted assignment, transfer or subrogation, of any of the claims released in this Agreement.

         7. Each of the parties agrees to execute and deliver to each other party all necessary documents and to take such additional action as may be necessary or reasonably required to effectuate the terms, conditions, provisions, and intent of this Agreement.

         8. Each party executing this Agreement, or any related documents on behalf of each of the parties, represents and warrants that he or it has been duly authorized to execute this Agreement and any such related documents.

         9. Each of the parties acknowledges that he or it has carefully read this Agreement and knows and understands the contents and effect of this Agreement, and each of the parties further acknowledges that he or it is signing this Agreement by his or its own free act.

         10. Each of the parties acknowledges that he or it has been advised to seek legal counsel in connection with this matter and the provisions and execution of this Agreement, and each of the parties acknowledges that he or it either has consulted with his or its own legal counsel or has had a full opportunity to consult with his or its own legal counsel in connection with this matter, the terms, conditions, and provisions of this Agreement, and the execution of this Agreement.

         11. This Agreement has been entered into in the County of Orange, State of California, and all of the terms, conditions and provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

         12. If any term, condition or provision of this Agreement, other than paragraph 2 of this Agreement, is later held to be invalid, void or unenforceable, the remaining terms, conditions and provisions of this Agreement nevertheless shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         13. This Agreement and all of its terms, conditions and provisions shall be binding upon and shall inure to the benefit of each of the parties and each of the parties' respective representatives, successors and assigns.

         14. Each of the parties shall bear and be responsible for his or its own attorneys' fees and costs incurred in connection with all aspects of Case No. 813430 and Case No. 00-CIV-3767, the preparation of this Agreement, and each of the parties' respective performance under this Agreement.

         15. Except as may expressly be provided otherwise in this Agreement, this Agreement contains the entire agreement and understanding concerning the subject matter set forth in this Agreement and replaces any prior negotiations or agreements between the parties, whether written and/or oral.

         16. Each of the parties agrees that no particular party or parties to this Agreement shall be deemed to be the author of this Agreement or any particular term, provision or condition of this Agreement. Each of the parties further agrees that any ambiguities shall be resolved and the terms, provisions and conditions of this Agreement shall be construed and interpreted without regard to which party or parties may have suggested, drafted, revised, or otherwise authored this Agreement or any of its particular terms, provisions or conditions. Each of the parties further agrees that this Agreement shall be construed and interpreted as if drafted jointly by all of the parties.

         17. It is understood that this Agreement is entered into in compromise of disputed claims and that neither this settlement, nor the performance of any term of this Agreement, shall be construed as an admission of liability on the part of any of the parties to this Agreement.

         18. Any disputes arising under this Agreement shall be resolved in accordance with the laws of the State of California in the County of Orange, State of California.

         19. This Agreement may not be changed, altered or modified except in a writing signed by each of the parties and/or duly authorized representatives of each of the parties.

         20. This Agreement may be executed in counterparts, including facsimile counterparts, and all such executed counterparts, including with facsimile signatures, together shall constitute one original Agreement which shall be binding on all of the parties to this Agreement notwithstanding that all of the parties are not signatory to the original or the same counterpart(s).

Dated:  July 25, 2000                       TELENETICS CORPORATION


                                            By:  /s/ Michael Armani

                                            Its:  President


Dated:  July 25, 2000                       DRAKE & DRUMMOND, INC.


                                            By:  /s/ David Markowski


                                            Its:  President


Dated:  July 25, 2000                       /s/ David Markowski
                                                     DAVID MARKOWSKI


Dated:  July 25, 2000                       GLOBAL FINANCIAL GROUP, INC.


                                            By:  /s/ Michael Markowski W.V.

                                            Its:  Owner


Dated:  July 25, 2000                       /s/ Michael Markowski W.V.
                                                     MICHAEL MARKOWSKI

APPROVED AS TO FORM:

RUTAN & TUCKER, LLP


By: /s/ David Hochner
      David H. Hochner
Attorneys for Telenetics Corporation

WALTER, FINESTONE & RICHTER



BY: /s/ John Waller
      John J. Waller, Jr.
Attorneys for Drake & Drummond, Inc. and David
Markowski


William VanDercreek, Esq.


BY: /s/ William VanDercreek
      William VanDercreek, Esq.
Attorneys for Global Financial Group, Inc. and
Michael Markowski